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Exhibit 99.1

CITIGROUP THIRD QUARTER NET INCOME INCREASES 13% TO A RECORD $5.31 BILLION

THIRD QUARTER EPS OF $1.02, UP 13%

REVENUES INCREASE 6% TO $20.5 BILLION

        New York, NY, October 14, 2004—Citigroup Inc. (NYSE:C) today reported net income for the three months ended September 30, 2004, of $5.31 billion and earnings per diluted share of $1.02, each increasing 13% from the third quarter of 2003, and the highest net income recorded by the company for any quarterly period.

        "Our third quarter results demonstrate the benefits of our diversified business platform, as strength in our consumer businesses offsets the impact of sluggish capital markets activity and we achieved over 21% return on common equity," said Charles Prince, Chief Executive Officer of Citigroup. "Our consumer businesses delivered record results, with continued international business momentum, as income in cards, consumer finance and retail banking increased 29%, 35% and 15%, respectively. Income in our corporate and investment banking segment increased 7% despite reduced capital markets activity and the impact of a lackluster quarter in fixed income trading, which were offset by excellent performance in underwriting and our transaction services business. Results in both our consumer and corporate businesses reflected the continued positive credit environment, which led to improved credit costs as well as loan loss reserve releases during the quarter. As expected, the yield curve continued to flatten, resulting in lower income from our Treasury operations," continued Prince.

        "As we have all year, we continued to strategically invest in growing our businesses. We increased investment spending on advertising and marketing, technology and building new branches. We announced the acquisition of First American Bank, which will establish our retail banking presence in the highly attractive Texas market. We also announced the acquisition of Knight Trading Group's derivatives business, which will add growth and scale in our US equities derivatives franchise. During the quarter we closed the acquisitions of Principal Residential Mortgage and Lava Technologies. In addition, we completed the sale of a portion of our shares in Nikko Cordial, lowering our ownership to 12%. All of these actions reflect our focus on future growth and allocating capital to high return opportunities," said Prince.

        "Importantly, we continued to take numerous steps towards our goal of continually improving the way we do business and becoming the most respected financial services company in the world. During this year, we have strengthened the independence and capabilities of our internal control and compliance structure, improved how we manage our businesses, and intensified communication with employees about the kind of company we aspire to be," said Prince.

        Highlights of the third quarter of 2004 included:

  •
  Revenue growth of 6% was driven by record revenues in the global consumer businesses, up 15% versus the prior year period. Transaction services also achieved record revenues, which grew 18% year over year. The continued slowdown in capital markets activity during the quarter affected revenues in market sensitive businesses as capital markets and banking revenues decreased 3%, the private bank's revenues decreased 5%, and private client services revenues increased only 2%. In addition, revenues in proprietary investment activities declined 44% and corporate/other revenues declined from $185 million to a negative $264 million. International revenues increased 14%, reflecting continued strong international business momentum.

  •
  Citigroup continued to achieve strong business volume growth in core franchises. In North America retail banking, average loans grew 15%. North America consumer finance average loans increased 12%. Internationally, retail banking deposits increased 21% and cards open accounts grew by 33% to 20.8 million, partially reflecting the KorAm acquisition. Private client fee-based assets increased 15%, to $221 billion, and private bank client business volumes increased 14%, to $212 billion. In transaction services, assets under custody rose 28% and liability balances increased 20%. Life insurance and annuities business volumes increased 21%, to a record $79 billion, and net new flows in asset management were $7.1 billion during the quarter.

  •
  Expenses increased 12% and reflected the impact of several recent acquisitions and foreign exchange, which drove more than 50% of expense growth. Of the remaining expense growth, approximately two-thirds resulted from increased investment spending on core growth initiatives and approximately one-third reflected higher legal costs. New investment spending on advertising and marketing included our US card "Thank You Network" and "Premium Pass" campaigns. New technology investments are designed to enhance data gathering capability and increase competitiveness. In retail banking and consumer finance, investment spending on branch expansion added 79 new branches globally during the quarter, including 28 in India and Brazil.

  •
  Citigroup continued to expand its core franchises, announcing its intended acquisition of First American Bank and Knight Trading Group's derivatives business, which are subject to regulatory approvals. The company also closed the acquisition of Principal Residential Mortgage and Lava Trading. As previously announced, Citigroup continued to exit non-core investments and completed the sale of 175 million shares of Nikko Cordial for $765 million in proceeds and an after-tax gain of $13 million, lowering its ownership to 12%. Citigroup also completed the sale of a portion of its shares of Fubon Holdings, lowering its ownership to 9.9%.

  •
  Credit quality across Citigroup's consumer and corporate customer base continued to improve. Corporate cash basis loans declined by $419 million from the second quarter of 2004 and are 42% lower than the third quarter of 2003. The continued improvement in corporate credit quality led to a $250 million loan loss reserve release in the quarter, consisting of a $202 million release in capital markets and banking and a $48 million release in transaction services. Consumer loss rates globally improved to 2.82% on a managed receivables basis during the quarter, a 39 basis point decline from the second quarter. The improvement in consumer and commercial credit led to a $436 million credit reserve release in the quarter, consisting of a $202 million release in the cards portfolio, a $165 million net release in retail banking, and a $69 million release in consumer finance. The total allowance for loans, leases and commitments stood at $12.6 billion at quarter-end.

  •
  Citigroup achieved substantial momentum in investment banking during the quarter with the #1 ranking in global debt underwriting, the #1 ranking in US equities underwriting, and the #3 ranking in global announced M&A. The company had an outstanding quarter in bond underwriting, achieving #1 rankings in several major product league tables, including global investment grade debt, global high yield, global asset-backed securities, US long-term debt, US investment grade, US high yield, and US asset backed.

  •
  Third quarter results include a tax reserve release of $147 million due to the closing of a tax audit. In addition, results included a $47 million tax benefit associated with the life and annuity business in Argentina resulting from the company receiving an IRS ruling allowing it to deduct losses incurred in the prior year period.

  •
  Total equity and trust preferred securities were $110.2 billion at the end of the quarter. Return on common equity was 21.3%. Citigroup's return on risk capital was 42% for the quarter.

GLOBAL CONSUMER

        Income increased 23% to $3.07 billion during the third quarter. Revenues of $11.7 billion were up 15%. Results include a $436 million pre-tax loan loss reserve release.

        Highlights included:

  •
  Cards income was $1.27 billion, a 29% increase over the third quarter of 2003.

    •
    In North America, cards income rose 31%, to $1.07 billion, as the acquisition of Home Depot and Sears portfolios in 2003, as well as increased investment spending on advertising and marketing, contributed significantly to business momentum. Managed revenues increased 24%, driven by 24% growth in managed receivables. On a sequential quarter basis, managed receivables grew $2.4 billion despite higher payment rates industry wide. The managed net credit loss rate of 5.66% in North America represented a decrease of 11 basis points from the prior year period as a result of improving credit trends in both the bankcard and private label portfolios. On a sequential quarter basis, the net loss rate improved 95 basis points. Results include a $160 million pre-tax credit reserve release.

    •
    International cards income of $200 million was a 21% increase over the prior year. Revenues increased 17% led by growth in managed receivables of 18%. The NCL rate improved 18 basis points from the prior year, to 4.09%. Expense growth of 33% was in line with account growth of 33%. Results included a $42 million pre-tax credit reserve release.

  •
  Consumer Finance income of $643 million increased 35% from the prior year period.

  •
  Income for North America consumer finance advanced 33%, to $494 million, reflecting the successful integration of Washington Mutual's consumer finance business earlier this year and 12% growth in average loans. Net interest margin declined 36 basis points versus the prior year period reflecting the repositioning of real estate and auto loan portfolios toward higher credit quality. The net credit loss rate improved 47 basis points from the year ago period, to 2.46%. Results included a $45 million pre-tax credit reserve release.

  •
  International consumer finance income of $149 million increased 43% from the third quarter of 2003, as the credit environment in Japan continued to improve. The NCL ratio improved to 6.52%, a decline of 82 basis points from the prior year. Results included a $24 million pre-tax credit reserve release.

  •
  Retail Banking income increased 15%, to $1.23 billion, in the third quarter of 2004.

  •
  North America retail banking income grew 19%, to $832 million, and reflected 15% growth in average loans and 2% growth in average deposits, offset by lower mortgage origination volumes and investment product sales and continued spread compression. Credit costs, which included a $164 million pre-tax credit reserve release, decreased $158 million from the prior year reflecting an improved credit environment across all components of the portfolio.

  •
  International retail banking income advanced 9%, to $393 million, including the acquisition of KorAm in the second quarter of 2004. Revenue growth of 15% was driven by 21% deposit growth, led by Asia and EMEA, and a 41% increase in average loans. Increased credit costs reflected a reserve build of $66 million in Germany.

GLOBAL CORPORATE AND INVESTMENT BANK

        Income of $1.45 billion for the third quarter, up 7%. Revenues increased 1% during the quarter, ending at $4.78 billion. Results included a $250 million pre-tax loan loss reserve release.

        Highlights included:

  •
  Capital Markets and Banking income was $1.16 billion, approximately even with the third quarter of 2003. Revenues of $3.73 billion decreased 3% from the third quarter of 2003.

  •
  Investment banking revenues increased 13%, reflecting strong fixed income underwriting revenues.

    •
    Fixed income markets revenues declined 12%, reflecting a bias toward rising interest rates which negatively affected trading revenues as well as lower client activity due to subdued market volatility.

    •
    Equity markets revenues declined 14%, as a decline in customer volumes and market volatility reduced flows in the cash trading business. Convertible and derivative volumes weakened as rising interest rates and widening spreads reduced market activity.

    •
    Lending revenues increased 19%, reflecting the addition of KorAm.

    •
    Operating expenses increased 14% and reflect the impact of recent acquisitions, increased legal reserves of $100 million, and increased investment spending on strategic growth initiatives.

    •
    The provision for credit losses declined by $408 million from the prior year as a result of improving credit quality globally, and included the release of $202 million pre-tax in loan loss reserves.

  •
  Transaction Services income was $285 million, a 45% increase over the third quarter of 2003.

  •
  Assets under custody rose 28% over the prior year, to $7.3 trillion, while liability balances held on behalf of customers increased 20%, to $121 billion.

  •
  Revenues increased 18%, led by 26% growth in cash management revenue and a 13% increase in securities services, reflecting higher liability balances and assets under custody and the impact of recent acquisitions.

  •
  Expense increase of 15% included the impact of recent acquisitions and investments in technology, while credit costs reflected a release of $48 million pre-tax in loan loss reserves due to the positive credit environment.

PRIVATE CLIENT SERVICES

        Income of $195 million for the third quarter, down 5%. Revenues up 2% for the quarter.

        Highlights included:

    •
    Revenue growth was led by a 16% increase in fee-based revenues, offset by a 12% decline in transactional revenues driven by lower client trading activity. Annualized revenues per Financial Consultant were $500,000.

    •
    Assets under fee-based management reached $221 billion, rising 15% from the prior-year period, while total client assets increased 9%, to $1.1 trillion. Net flows were $3 billion during the quarter and $14 billion year-to-date.

    •
    Smith Barney research coverage continued to expand to 85% of the S&P 500, by market capitalization, up from 76% on December 2003.

    •
    Expense growth of 4% reflected increased variable compensation expense as well as higher legal expenses. The business generated an industry-leading pre-tax profit margin of 21% for the third quarter.

GLOBAL INVESTMENT MANAGEMENT

        Income of $502 million for the third quarter, up 38%. Revenues increased 7%, to $2.48 billion.

        Highlights included:

  •
  Life Insurance and Annuities income increased 73%, to $282 million.

  •
  Globally, business volumes in all Life Insurance and Annuities businesses reached record levels. In the US, retail annuities, institutional annuities, and individual life insurance account balances increased 13%, 9% and 28%, respectively. Internationally, annuities account balances rose 137% and life products increased 147%.

    •
    TL&A income decreased 14%, to $204 million, due to lower investment yields, a decline in realized gains and higher amortization and adjustments of life deferred acquisition costs, partially offset by increased business volumes.

    •
    Income for International Insurance Manufacturing of $78 million was $152 million higher than the prior year, driven by the absence of losses in Argentina in the prior year period and a favorable tax ruling on the deductibility of those losses, which led to a $47 million tax benefit in the current period. Citigroup's joint venture with Mitsui Sumitomo generated $931 million in variable annuity deposits in the quarter.

  •
  The Private Bank income for the quarter decreased 5%, to $136 million.

  •
  Results were driven by growth in recurring fee-based and net interest revenues, which were more than offset by a 35% decline in transactional revenues, reflecting the impact of regulatory actions in Japan and reduced client activity globally.

  •
  Client business volumes rose 14%, to $212 billion, reflecting growth in all regions and products.

  •
  Income for Asset Management, which includes Retirement Services, was $84 million, an increase of 47% versus the third quarter of 2003.

  •
  Asset management, excluding retirement services, income of $48 million declined 35% versus the prior year period as revenue growth was offset by higher legal expenses related to previously disclosed regulatory matters.

  •
  Retirement services income of $36 million increased $53 million over the prior year period primarily due to the absence of prior year losses in Argentina.

  •
  End of period AUMs of $501 billion increased 1% versus the third quarter of 2003 as retail/institutional cumulative net flows of $21 billion and positive market action were largely offset by the termination of a contract to manage $36 billion of assets for St. Paul Travelers.

CITIGROUP INTERNATIONAL

        Income for Citigroup International's operations increased 35%, to $2.09 billion. International revenues increased 14%, to $7.56 billion. Results for the quarter, which are fully reflected in the product disclosures above, included:

  •
  Mexico's income was $460 million, increasing 33%. Income for the corporate and investment bank increased 65%, to $198 million, reflecting an improved credit environment, offset by lower trading revenues. Income for the consumer business rose 24%, to $208 million, driven by improved spreads in retail banking and strong growth in cards average net receivables.

  •
  Income for Europe, Middle East and Africa (EMEA) declined 34%, to $284 million. The corporate and investment bank's income declined 47% on reduced activity in capital markets and banking and $100 million of increased legal reserves, which were partially offset by growth in transaction services income. Consumer income decreased 19% as double-digit revenue growth was offset by increased investment spending on advertising, marketing and branch expansion, and higher credit costs in Germany retail banking. Branches have increased by 66 versus the prior year, with significant increases in Italy, Poland and Russia.

  •
  Japan's income rose 43%, to $264 million, with improvement in the corporate and investment bank's results, which included a $13 million after-tax gain on the sale of shares in Nikko Cordial. Consumer income of $164 million increased 55% primarily due to improved results in consumer finance.

  •
  Asia's income was $686 million, increasing 47%. The corporate and investment bank's income grew 58%, reflecting exceptionally strong performance in transaction services, a full quarter's benefit of the KorAm acquisition, and lower credit costs due to lower write-offs and several credit recoveries. Consumer income rose 57%, with strong double-digit revenue and income growth across cards, retail banking and consumer finance. Branches have increased 316 versus the prior year, reflecting the acquisition of KorAm and significant growth in India.

  •
  Latin America's income increased $277 million, to $391 million. Income for the corporate and investment bank rose 57%, to $229 million, driven by substantially improved credit performance across the region, which offset lower trading revenues. Consumer income declined 25%, to $92 million, reflecting lower credit reserve releases versus the prior year period. Investment management income of $70 million increased $225 million versus the prior year and was driven by the absence of prior year losses in Argentina and a current period tax benefit of $47 million.

PROPRIETARY INVESTMENT ACTIVITIES AND CORPORATE/OTHER

        Citigroup's Proprietary Investment Activities recorded income of $111 million for third quarter of 2004, primarily reflecting realized gains and increases in the mark-to-market values in private equity portfolios. Assets declined by $700 million from the prior year. Corporate/Other loss of $24 million primarily reflects more normalized treasury results due to the flattening of the US yield curve and a $147 million tax reserve release due to completion of a tax audit.

        Citigroup (NYSE: C), the preeminent global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

        A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroup.com).

        Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Contacts:
Press:	Leah Johnson	(212) 559-9446
	Shannon Bell	(212) 793-6206
Investors:	Arthur Tildesley	(212) 559-2718
Fixed Income Investors:	John Randel	(212) 559-5091

CITIGROUP NET INCOME—PRODUCT VIEW
    (In Millions of Dollars, except per share data)

	Third Quarter			Nine Months
			% Change			% Change
	2004	2003		2004	2003
Global Consumer
Cards	$1,267	$980	29	$3,259	$2,455	33
Consumer Finance	643	476	35	1,804	1,500	20
Retail Banking	1,225	1,063	15	3,503	2,998	17
Other(1)	(62)	(30)	NM	148	(101)	NM

Total Global Consumer	3,073	2,489	23	8,714	6,852	27

Global Corporate and Investment Bank
Capital Markets and Banking	1,159	1,162	—	4,138	3,539	17
Transaction Services	285	196	45	780	567	38
Other(1)(2)	7	(5)	NM	(4,566)	(8)	NM

Total Global Corporate and Investment Bank	1,451	1,353	7	352	4,098	(91)

Private Client Services	195	206	(5)	655	553	18
Global Investment Management
Life Insurance and Annuities	282	163	73	799	607	32
Private Bank	136	143	(5)	447	407	10
Asset Management	84	57	47	258	222	16

Total Global Investment Management	502	363	38	1,504	1,236	22

Proprietary Investment Activities	111	128	(13)	410	229	79
Corporate / Other	(24)	152	NM	90	125	(28)

Net Income	$5,308	$4,691	13	$11,725	$13,093	(10)

Diluted Earnings Per Share	$1.02	$0.90	13	$2.24	$2.51	(11)

(1)
The 2004 Nine month period includes a $756 million after-tax gain ($378 million in Consumer Other and $378 million in GCIB Other) related to the sale of Samba Financial Group (Samba).

(2)
The 2004 Nine month period includes a $4.95 billion after-tax charge related to the WorldCom Settlement and increase in Litigation Reserves.

NM Not meaningful

Reclassified to conform to the current period's presentation.

CITIGROUP NET INCOME—REGIONAL VIEW
    (In Millions of Dollars)

	Third Quarter			Nine Months
			% Change			% Change
	2004	2003		2004	2003
North America (excluding Mexico)(3)
Consumer	$2,123	$1,691	26	$5,656	$4,679	21
Corporate(2)	501	604	(17)	(2,997)	1,844	NM
Private Client Services	195	206	(5)	655	553	18
Investment Management	317	368	(14)	1,042	1,031	1

Total North America (excluding Mexico)	3,136	2,869	9	4,356	8,107	(46)

Mexico
Consumer	208	168	24	601	458	31
Corporate	198	120	65	476	301	58
Investment Management	54	59	(8)	152	142	7

Total Mexico	460	347	33	1,229	901	36

Europe, Middle East and Africa (EMEA)
Consumer(1)	154	189	(19)	959	493	95
Corporate(1)	123	233	(47)	1,048	801	31
Investment Management	7	6	17	23	5	NM

Total EMEA	284	428	(34)	2,030	1,299	56

Japan
Consumer	164	106	55	453	477	(5)
Corporate	91	54	69	271	108	NM
Investment Management	9	25	(64)	63	62	2

Total Japan	264	185	43	787	647	22

Asia (excluding Japan)
Consumer	332	212	57	859	596	44
Corporate	309	196	58	938	572	64
Investment Management	45	60	(25)	132	130	2

Total Asia	686	468	47	1,929	1,298	49

Latin America
Consumer	92	123	(25)	186	149	25
Corporate	229	146	57	616	472	31
Investment Management	70	(155)	NM	92	(134)	NM

Total Latin America	391	114	NM	894	487	84

Proprietary Investment Activities	111	128	(13)	-410	229	79
Corporate / Other	(24)	152	NM	90	125	(28)

Net Income	$5,308	$4,691	13	$11,725	$13,093	(10)

(1)
The 2004 Nine month period includes a $756 million after-tax gain ($378 million in Consumer Other and $378 million in GCIB Other) related to the sale of Samba.

(2)
The 2004 Nine month period includes a $4.95 billion after-tax charge related to the WorldCom Settlement and increase in Litigation Reserves.

(3)
Excludes Proprietary Investment Activities and Corporate / Other which are predominantly related to North America.

NM
Not meaningful

Reclassified to conform to the current period's presentation.

CITIGROUP SEGMENT REVENUE—PRODUCT VIEW
    (In Millions of Dollars)

	Third Quarter			Nine Months
			% Change			% Change
	2004	2003		2004	2003
Global Consumer
Cards	$4,602	$3,535	30	$13,667	$10,137	35
Consumer Finance	2,631	2,513	5	7,996	7,525	6
Retail Banking	4,504	4,103	10	13,104	12,180	8
Other(1)	(24)	9	NM	517	42	NM

Total Global Consumer	11,713	10,160	15	35,284	29,884	18

Global Corporate and Investment Bank
Capital Markets and Banking	3,733	3,846	(3)	12,759	12,589	1
Transaction Services	1,042	882	18	2,965	2,682	11
Other(1)	2	2	—	588	(18)	NM

Total Global Corporate and Investment Bank	4,777	4,730	1	16,312	15,253	7

Private Client Services	1,523	1,493	2	4,830	4,280	13
Global Investment Management
Life Insurance and Annuities	1,533	1,389	10	4,076	3,714	10
Private Bank	482	510	(5)	1,560	1,491	5
Asset Management	463	421	10	1,346	1,166	15

Total Global Investment Management	2,478	2,320	7	6,982	6,371	10

Proprietary Investment Activities	287	510	(44)	1,004	888	13
Corporate / Other	(264)	185	NM	(108)	612	NM

Total Revenues, Net of Interest Expense	$20,514	$19,398	6	$64,304	$57,288	12

(1)
The 2004 Nine month period includes a $1.168 billion gain ($584 million in Consumer Other and $584 million in GCIB Other) related to the sale of Samba.

NM
Not meaningful

Reclassified to conform to the current period's presentation.

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CITIGROUP THIRD QUARTER NET INCOME INCREASES 13% TO A RECORD $5.31 BILLION THIRD QUARTER EPS OF $1.02, UP 13% REVENUES INCREASE 6% TO $20.5 BILLION